Exhibit 99.2

2200 Ross Avenue, Suite 2200 Dallas, Texas 75201-6776 Telephone: 214-740-8000 Fax: 214-740-8800 www.lockelord.com Don Glendenning Direct Telephone: (214) 740-8623 email: dglendenning@lockelord.com

June 28, 2011

Via Facsimile (214) 981 - 0703

and Via E-Mail:  tom.mason@energytransfer.com

Energy Transfer Equity, L.P.

3738 Oak Lawn Avenue

Dallas, Texas  75291

Attention:	General Counsel

Via Facsimile (713) 546 - 5401

and Via E-Mail:  bill.finnegan@lw.com and sean.wheeler@lw.com

Latham & Watkins LLP

717 Texas Avenue, 16th Floor

Houston, Texas   77002

Attention:	William N. Finnegan IV, Esq.
Sean T. Wheeler, Esq.

Re:          Correspondence of June 27, 2011

Dear Tom, Bill and Sean:

We received the correspondence from Latham & Watkins LLP dated June 27, 2011 last night, and we respectfully disagree with your position.

Southern Union Company has exercised great care, and will continue to exercise great care, to comply fully with the terms of the Agreement and Plan of Merger by and among Energy Transfer Equity, L.P., Sigma Acquisition Corporation and Southern Union Company dated as of June 15, 2011.

Kindest personal regards,

Yours sincerely,

Don M. Glendenning

Atlanta, Austin, Chicago, Dallas, Houston, London, Los Angeles, New Orleans, New York, Sacramento, San Francisco, Washington DC